Cohen & Co

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 26, 2022, relating to the financial statements and financial highlights of Castle Focus Fund, a series of PFS Funds, for the year ended June 30, 2022, and to the references to firm under the headings “Financial Highlights” and “Other Fund Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, LTD.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

October 25, 2022